CELLULAR DYNAMICS INTERNATIONAL, INC.
FOURTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

November 1, 2012

CELLULAR DYNAMICS INTERNATIONAL, INC.
FOURTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This FOURTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is dated as of November 1, 2012 by and among CELLULAR DYNAMICS INTERNATIONAL, INC., a Wisconsin corporation (the “Company”), and the entities listed on the signature pages hereof, and any other individuals or entities that may execute a counterpart signature page to this Agreement subsequent to the date hereof (collectively, the parties hereto and such other persons or entities are referred to herein as the “Preferred Shareholders”).
RECITALS
WHEREAS, the Company and certain of the Preferred Shareholders are parties to that certain Registration Rights Agreement as of October 10, 2008, as amended and restated by that certain First Amended and Restated Registration Rights Agreement as of July 14, 2009, as amended and restated by that certain Second Amended and Restated Registration Rights Agreement dated January 21, 2010, as amended and restated by that certain Third Amended and Restated Registration Rights Agreement dated April 5, 2011 (the “Superseded Agreement”);
WHEREAS, on or about October 10, 2008 and July 14, 2009, the Company issued shares of its convertible Series A Preferred Stock to certain of the Preferred Shareholders who are listed on Exhibit A attached hereto as Preferred Holders (collectively, “Series A Preferred Holders”) pursuant to Series A Preferred Stock Purchase Agreements dated October 10, 2008 and July 14, 2009, respectively (collectively, the “Series A Preferred Stock Purchase Agreements”);
WHEREAS, on or about January 21, 2010 and April 5, 2011, the Company issued shares of its convertible Series B Preferred Stock to certain of the Preferred Shareholders who are listed on Exhibit B (collectively, “Series B Preferred Holders”) pursuant to Series B Preferred Stock Purchase Agreements dated as of January 21, 2010 and April 5, 2011, respectively (collectively, the “2010/2011 Series B Preferred Stock Purchase Agreements”);
WHEREAS, the Company is and will be issuing shares of its convertible Series B Preferred Stock to certain of the Series B Preferred Holders in accordance with the terms and conditions of that certain Series B Preferred Stock Purchase Agreement dated as of November 1, 2012 (the “2012 Series B Preferred Stock Purchase Agreement” and together with the 2010/2011 Series B Preferred Stock Purchase Agreements, the “Series B Preferred Stock Purchase Agreements”); and
WHEREAS, in connection with these transactions, the Company has granted and agreed to grant registration rights to the Series A Preferred Holders and the Series B Preferred Holders in accordance with the terms and conditions set forth below, and the parties wish to amend, restate and supersede the Superseded Agreement in its entirety as set forth below.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the Series A Preferred Stock Purchase Agreements, the 2010 Series B Preferred Stock Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree as follows:
AGREEMENT

1.	DEFINED TERMS.
As used in this Agreement, the following terms shall have the following respective meanings:
“Common Stock” means shares of the Company’s common stock, par value $0.0001 per share.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor Federal statute, and the rules and regulations of the SEC promulgated thereunder, all as the same may be in effect from time to time.
“Form S-3” means such form under the Securities Act in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
“Holder” means any Series A Holder or Series B Holder.
“Initial Offering” means the Company’s first underwritten public offering of its Common Stock registered under the Securities Act.
“Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.1, 2.2, and 2.3 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company, stock transfer taxes, underwriting discounts and commissions).
“Registrable Securities” means Series A Registrable Securities or Series B Registrable Securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor’s rights under Section 2 are not assigned.
“Register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor rule thereto.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the SEC promulgated thereunder, all as the may shall be in effect from time to time.
“Series A Holder” shall mean any holder of Series A Registrable Securities that have not been sold to the public or any assignee of record of any such Series A Registrable Securities in accordance with Section 2.9 hereof.
“Series B Holder” shall mean any holder of Series B Registrable Securities that have not been sold to the public or any assignee of record of any such Series B Registrable Securities in accordance with Section 2.9 hereof.
“Series A Preferred Stock” means the $0.01 par value, Series A Preferred Stock of the Company.
“Series B Preferred Stock” means the $0.01 par value, Series B Preferred Stock of the Company.
“Series A Registrable Securities” means (1) Common Stock of the Company issued or issuable upon conversion of the Series A Preferred Stock, and (2) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or replacement of, such above-described securities.
“Series B Registrable Securities” means (1) Common Stock of the Company issued or issuable upon conversion of the Series B Preferred Stock, and (2) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or replacement of, such above-described securities.

2.	REGISTRATION RIGHTS.

2.1	Demand Registration.
(a)    Subject to the conditions of this Section 2.1, if the Company shall receive a written request from Series A Holders (the “Initiating Series A Holders”) who in the aggregate hold more than fifty percent (50%) of the Series A Registrable Securities that the Company file a registration statement under the Securities Act covering the registration with an anticipated aggregate offering price, net of underwriting discounts and commissions, exceeding $5,000,000, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.1, use its reasonable best efforts to effect the registration under the Securities Act of all Series A Registrable Securities that the Series A Holders request to be registered.
(b)    Subject to the conditions of this Section 2.1, if the Company shall receive a written request from Series B Holders (the “Initiating Series B Holders”) who in the aggregate hold more than fifty percent (50%) of the Series B Registrable Securities that the Company file a registration statement under the Securities Act covering the registration with an anticipated aggregate offering price, net of underwriting discounts and commissions, exceeding $5,000,000, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.1, use its reasonable best efforts to effect the registration under the Securities Act of all Series B Registrable Securities that the Series B Holders request to be registered.
(c)    For purposes of determining whether a sufficient number of Initiating Series A Holders and Initiating Series B Holders have exercised their rights to demand registration under Sections 2.1(a) or 2.1(b), above, respectively, the number of Series A Registrable Securities and Series B Registrable Securities may, at the request of the Initiating Series A Holders or the Initiating Series B Holders be aggregated to determine whether Initiating Series A Holders or Initiating Series B Holders holding in the aggregate at least fifty percent (50%) of all Series A Registrable Securities and Series B Registrable Securities have exercised rights under Sections 2.1(a) or 2.1(b), above. For purposes hereof, Initiating Series A Holders and Initiating Series B Holders shall be referred to collectively herein as the “Initiating Holders.”
(d)    If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 or any request pursuant to Section 2.3 and the Company shall include such information in the written notice referred to in Sections 2.1(a) or 2.1(b), or Section 2.3(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.1 or Section 2.3, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of all Registrable Securities on a pro rata basis based on the number of all Registrable Securities held by all such Holders; provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company proposed to be included in such underwriting and registration are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.
(e)    The Company shall not be required to file a registration statement pursuant to this Section 2.1:
(1)    prior to the earlier of (i) 180 days following the effective date of the registration statement pertaining to the Initial Offering; or (ii) October 10, 2013;
(2)    with respect to requests under Section 2.1(a), after the Company has effected two (2) registrations pursuant to Section 2.1(a) and such registrations have been declared or ordered effective by the SEC, and with respect to requests under Section 2.1(b), after the Company has effected two (2) registrations pursuant to Section 2.1(b) and such registrations have been declared or ordered effective by the SEC;
(3)    during the period starting with the date sixty (60) days prior to the Company’s estimated date of filing, and ending on the date six (6) months following the effective date of the registration statement pertaining to a public offering (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan); provided that the Company uses its reasonable best efforts to cause such registration statement to become effective; and provided, further that the Holders of the Registrable Securities were afforded the right to include their Registrable Securities in such public offering (subject the cutback provisions in Section 2.2(a));
(4)    if within thirty (30) days of receipt of a written request from the Initiating Series A Holders pursuant to Section 2.1(a) and/or the Initiating Series B Holders pursuant to Section 2.1(b), the Company delivers to the Holders a certificate signed by the Chairman of the Board stating that the Company is engaged, or its Board of Directors has authorized management to pursue within thirty (30) days of the time of such request, in a firm commitment underwritten public offering of shares of Common Stock in which the holders of Registrable Securities may include their Registrable Securities pursuant to Section 2.2 (subject the cutback provisions in Section 2.2(a)); provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period;
(5)    if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.1 a certificate signed by the Chairman of the Board stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company or it would materially interfere with any material transaction involving the Company

(including a potential merger, sale of control or sale of substantially all of the Company’s assets) for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred eighty (180) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; or
(6)    if the Initiating Series A Holders or the Initiating Series B Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.3 below.

2.2
Piggyback Registrations. The Company shall notify all Holders in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within thirty (30) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)    If the registration statement under which the Company gives notice under this Section 2.2 is for an underwritten offering, the Company shall so advise the Holders. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall (i) without the consent of Holders of at least fifty percent (50%) of the Registrable Securities, the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below fifteen percent (15%) of the total number of securities included in such offering, unless such offering is the Initial Offering, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other shareholder’s securities are included in such offering without the consent of Holders of at least fifty percent (50%) of the Registrable Securities (the foregoing being the “cutback provisions”). If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single Holder, and any pro rata reduction with respect to such Holder shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such Holder, as defined in this sentence.
(b)    The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.4 hereof.

2.3
Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a)    promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and
(b)    as soon as practicable, but in any event within ninety (90) days after receipt of the written request, file such a registration statement and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the

Company; provided however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.3:
(1)    if Form S-3 (or any successor or similar form) is not available for such offering by the Holders;
(2)    if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000;
(3)    if within thirty (30) days of receipt of the written request described in the preamble to this Section 2.3, the Company delivers to the Holder or Holders a certificate signed by the Chairman of the Board stating that the Company is engaged, or has fixed plans to engage within thirty (30) days of the time of such request, in a firm commitment underwritten public offering of shares of Common Stock in which the Holders of Registrable Securities may include Registrable Securities pursuant to Section 2.2 (subject to the cutback provisions in Section 2.2(a)); provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period;
(4)    during the period starting with the filing of, and ending on the date six (6) months following the effective date of the registration statement pertaining to a public offering (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan); provided that the Company uses its reasonable best efforts to cause such registration statement to become effective; and provided, further that the Holders of the Registrable Securities were afforded the right to include their Registrable Securities in such public offering (subject to the cutback provisions in Section 2.2(a);
(5)    if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company or it would materially interfere with any material transaction involving the Company (including a potential merger, sale of control or sale of substantially all of the Company’s assets) for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred eighty (180) days after receipt of the request of the Holder or Holders under this Section 2.3; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; or
(6)    in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)    Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 2.3 shall not be counted as demands for registration or registrations effected pursuant to Sections 2.1 or 2.2, respectively.

2.4
Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.1 or any registration under Section 2.2 or Section 2.3 herein shall be borne by the Company. All underwriting discounts and selling commissions incurred in connection with any registrations hereunder shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.1, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company or upon any material adverse effect on the business, properties, condition, financial or otherwise, or operations of the Company, in each case of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities having the right to request a registration pursuant to Section 2.1 agree to forfeit their right to one (1) requested registration pursuant to Section 2.1, in which event such right shall be forfeited by all Holders. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a), above, then the Holders shall not forfeit their rights pursuant to Section 2.1 to a demand registration.

2.5	Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a)    Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable best efforts to cause such registration statement to become effective for up to one hundred eighty (180) days, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective until the Holder or Holders have completed the distribution related thereto, provided that the Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act;

(b)    Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a), above;
(c)    Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them, including copies of any documents proposed to be filed in connection with such registration;
(d)    notify in writing the Holders (i) of the receipt by the Company of any notification with respect to any comments by the SEC with respect to such registration statement or prospectus or any amendment or supplement thereto or any request by the SEC for the amending or supplementing thereof or for additional information with respect thereto, (ii) of the receipt by the Company of any notification with respect to the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or prospectus or any amendment or supplement thereto or the initiation or threatening of any proceeding for that purpose and (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of such Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;
(e)    Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;
(f)    In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering; provided that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;
(g)    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(h)    Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;
(i)    Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and
(j)    Use its reasonable best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (1) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (2) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters. The opinion referred to in (1) above and, to the extent consistent with then applicable law and generally accepted accounting principles and practices, the letter referred to in (2) above also shall be addressed to the Holders requesting registration of Registrable Securities.
(k)    Notwithstanding the provisions of this Section 2, the Company shall be entitled to postpone or suspend, for a reasonable period of time not to exceed one hundred eighty (180) days in any twelve (12) month period, the filing, effectiveness or use of, or trading under, any registration statement if the Company shall determine that any such filing or the sale of any securities pursuant to such registration statement would in the good faith judgment of the Board of Directors of the Company:
(1)    materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board of Directors of the Company has authorized negotiations;
(2)    materially adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company; or
(3)    require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company or its shareholders; provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or affiliates).
In the event of the suspension of effectiveness of any registration statement pursuant to this Section 2.5, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.

2.6
Termination of Registration Rights. All registration rights granted under this Section 2 shall terminate and be of no further force and effect (a) on the fifth anniversary of the effective date of the Company’s Initial Offering, and (b) on the first date when all of the Registrable Securities held by and issuable to such Holder (and its affiliates, partners, former partners, members and former members) may be sold under Rule 144 during any ninety (90) day period.

2.7	Delay of Registration; Furnishing Information.
(a)    No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
(b)    It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.1, 2.2 or 2.3 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required under applicable law to effect the registration of their Registrable Securities.
(c)    The Company shall have no obligation with respect to any registration requested pursuant to Section 2.1 or Section 2.3 if, due to the operation of Section 2.1(d), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.1 or Section 2.3, whichever is applicable.

2.8	Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.1, 2.2 or 2.3:
(a)    To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, liabilities (joint or several) or actions to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) or actions arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (1) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (2) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (3) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to each such Holder, partner, officer, director, underwriter or controlling person any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld or delayed, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, or partner, officer, director, underwriter or controlling person of such Holder.
(b)    To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, severally and not jointly, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages, liabilities (joint or several) or actions to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, liabilities (or actions in respect thereto) or actions arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld or delayed; provided further, that in no event shall any indemnity under this Section 2.8 exceed the net proceeds from the offering received by such Holder.
(c)    Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. Without regard to the foregoing, the indemnified party will have an absolute right to participate in such proceeding using separate counsel at its own expense. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.
(d)    If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages, liabilities or actions referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.
(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
(f)    The obligations of the Company and Holders under this Section 2.8 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.9
Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by any Holder of Registrable Securities, to any third party, which (i) is a subsidiary, parent, shareholder, general partner, limited partner, retired partner, member or retired member of such Holder; (ii) is such Holder’s family member or a trust for the benefit of such Holder or such family member; or (iii) an Affiliate of such Holder; provided, however, that in the case of any transfer, (a) the transferor shall, within twenty (20) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee shall agree to be subject to all provisions set forth in this Agreement; and (c) such transferee must not be a person deemed by the Board of Directors of the Company, in its reasonable judgment, to be a competitor or potential competitor of the Company. Otherwise, such rights may not be assigned. For purposes hereof, “Affiliate” shall mean an entity controlling, controlled by or under common control with a Holder.

2.10
Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a)    Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;
(b)    File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and
(c)    So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

2.11
Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (b) to demand registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Series B Holder who becomes a party to this Agreement in accordance with Section 3.6(d).

3.	MISCELLANEOUS.

3.1
Governing Law. This Agreement shall be governed by and construed under the laws of the State of Wisconsin as applied to agreements among Wisconsin residents entered into and to be performed entirely within Wisconsin.

3.2
Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

3.3
Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes.

3.4
Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements with regard to the subjects hereof except as specifically set forth herein.

3.5
Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

3.6	Amendment and Waiver.
(a)    Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively), with respect to (i) the Series A Registrable Securities and the Series A Holders only as expressly set forth in a writing signed by the duly authorized signatories of the Company (as approved by a majority of the members of the Board of Directors then in office) and the Holders of more than fifty percent (50%) of the Series A Registrable Securities then outstanding and (ii) the Series B Registrable Securities and the Series B Holders only as expressly set forth in a writing signed by the duly authorized signatories of the Company (as approved by a majority of the members of the Board of Directors then in office) and the Holders of more than fifty percent (50%) of the Series B Registrable Securities then outstanding.
(b)    Notwithstanding Section 3.6(a), this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Holder of Series A Registrable Securities or any Holder of Series B Registrable Securities, as the case may be, without the written consent of such holder unless such amendment, termination or waiver applies to all Holders of Series A Registrable Securities or all Holders of Series B Registrable Securities, as the case may be, in the same manner.
(c)    The Company shall give prompt notice of any amendment or waiver hereunder to any party hereto that did not consent in writing to such amendment or waiver. Any amendment or waiver effected in accordance with this Section 3.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision, except as may be expressly so provided in such waiver.
(d)    Notwithstanding the foregoing, this Agreement may be amended by the Company to add as a party any Series B Holder to the extent not otherwise a party hereto; provided, however, that such Holder shall have executed a counterpart to this Agreement agreeing to be bound by the terms of this Agreement as a Holder.

3.7
Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder’s part of any breach, default or noncompliance under the Agreement or any waiver on such Holder’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

3.8
Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile or electronic (email) transmission if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A or Exhibit B hereto or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties hereto.

3.9
Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

3.10
Aggregation of Stock. All Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and, for the purposes of this Section 3.10, Sixth Floor Investors LP, EGI‑Fund (08-10) Investors, L.L.C., and EGI‑Fund (11-13) Investors, L.L.C. shall be deemed Affiliates.

3.11	Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

3.12
Counterparts, Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile and each facsimile signature will have the same effect as an original signature.

3.13	References to Dollars. All references herein to “$” or “Dollars” shall be to United States Dollars.

3.14
Effective Date. If the “Closing Date” as defined in the 2012 Series B Preferred Stock Purchase Agreement is not November 1, 2012 but instead a later date not later than November 9, 2012 as provided in Section 2.1 of the 2012 Series B Preferred Stock Purchase Agreement, then, notwithstanding the date of

November 1, 2012 first written above in this Agreement, this Agreement shall be effective as of such Closing Date and not as of November 1, 2012.
[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this REGISTRATION RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY

CELLULAR DYNAMICS INTERNATIONAL, INC.

By:	/s/ David S. Snyder
David S. Snyder
Executive Vice President and Chief Financial Officer

Counterpart signature page to Fourth Amended and Restated Registration Rights Agreement of Cellular Dynamics International, Inc.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDER:

SIXTH FLOOR INVESTORS LP

/s/ Leonard Loventhal
Leonard Loventhal, Vice President

Counterpart signature page to Fourth Amended and Restated Registration Rights Agreement of Cellular Dynamics International, Inc.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDER:

EGI-FUND (11-13)

/s/ Philip G. Tinkler
Philip G. Tinkler, Vice President

Counterpart signature page to Fourth Amended and Restated Registration Rights Agreement of Cellular Dynamics International, Inc.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDER:

SEWANEE VERO LLC

/s/ Buford H. Ortale
Buford H. Ortale, President/Chief Mgr

Counterpart signature page to Fourth Amended and Restated Registration Rights Agreement of Cellular Dynamics International, Inc.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDER:

TACTICS II - CDI SERIES B INVESTORS III, LLC

By: Tactics II - CDI Series B Manager, LLC

/s/ Thomas M. Palay
Thomas M. Palay, Manager

Counterpart signature page to Fourth Amended and Restated Registration Rights Agreement of Cellular Dynamics International, Inc.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDER:

BERNARD OSHER TRUST uad 9/8/88

/s/ Bernard Osher
Bernard Osher, Trustee

Counterpart signature page to Fourth Amended and Restated Registration Rights Agreement of Cellular Dynamics International, Inc.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDER:

WIG LP

/s/ Will K. Weinstein
Will K. Weinstein, Trustee of the General Partner

Counterpart signature page to Fourth Amended and Restated Registration Rights Agreement of Cellular Dynamics International, Inc.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDER:

DIANE B. WILSEY REVOCABLE TRUST

/s/ Diane B. Wilsey
Diane B. Wilsey, Trustee

Counterpart signature page to Fourth Amended and Restated Registration Rights Agreement of Cellular Dynamics International, Inc.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDER:

EGI-FUND (08-10) INVESTORS, L.L.C.

/s/ Philip G. Tinkler
Philip G. Tinkler, Vice President

Counterpart signature page to Fourth Amended and Restated Registration Rights Agreement of Cellular Dynamics International, Inc.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDER:

TACTICS II - CDI SERIES B INVESTORS II, LLC

By: Tactics II - CDI Series B Manager II, LLC

/s/ Thomas M. Palay
Thomas M. Palay, Manager

Counterpart signature page to Fourth Amended and Restated Registration Rights Agreement of Cellular Dynamics International, Inc.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDER:

TACTICS II - CDI SERIES B INVESTORS, LLC

By: Tactics II - CDI Series B Manager, LLC

/s/ Thomas M. Palay
Thomas M. Palay, Manager

Counterpart signature page to Fourth Amended and Restated Registration Rights Agreement of Cellular Dynamics International, Inc.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDER:

TACTICS II STEM CELL VENTURES LP

By: Tactics II SC General Partner LLC, its General Partner

/s/ Thomas M. Palay
Thomas M. Palay, Manager

Counterpart signature page to Fourth Amended and Restated Registration Rights Agreement of Cellular Dynamics International, Inc.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDER:

TACTICS II STEM CELL VENTURES (QP) LP

By: Tactics II SC General Partner LLC, its General Partner

/s/ Thomas M. Palay
Thomas M. Palay, Manager

Counterpart signature page to Fourth Amended and Restated Registration Rights Agreement of Cellular Dynamics International, Inc.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDER:

TACTICS II VENTURES LIMITED PARTNERSHIP

By: Tactics II SC General Partner LLC, its General Partner

/s/ Thomas M. Palay
Thomas M. Palay, Manager

Counterpart signature page to Fourth Amended and Restated Registration Rights Agreement of Cellular Dynamics International, Inc.

Exhibit A

PREFERRED SHAREHOLDERS
Series A Preferred Shares:

Shareholders and Address for Notice	Series A
James A. Thomson 3420 Genetics-Biotechnology Center Bldg. 425 Henry Mall Madison, WI 53706 Fax: Email: thomson@primate.wisc.edu	250,000
Tactics II Ventures Limited Partnership Mr. Robert Palay 5 Revere Drive, #200 Northbrook, IL 60062 Fax: Email: bpalay@tacticsii.com tmpalay@tacticsii.com	6,461,646
Tactics II Stem Cell Ventures (QP) LP Mr. Robert Palay 5 Revere Drive, #200 Northbrook, IL 60062 Fax: Email: bpalay@tacticsii.com tmpalay@tacticsii.com	14,468,656
Tactics II Stem Cell Ventures LP Mr. Robert Palay 5 Revere Drive, #200 Northbrook, IL 60062 Fax: Email: bpalay@tacticsii.com tmpalay@tacticsii.com	4,531,344

Wisconsin Alumni Research Foundation Carrie J. Thome, CFA Director of Investments Wisconsin Alumni Research Foundation 614 Walnut St., 13th Floor Madison, WI 53726 Fax: Email: cthome@warf.org	2,601,645
Frank V. Sica Menemsha Capital Partners Ltd. 485 Lexington Ave., 23rd Fl New York, NY 10017 Fax: Email: frank.sica@menemshacpl.com	100,000
Total:	28,413,291

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Exhibit B

PREFERRED SHAREHOLDERS

Series B Preferred Shares:

Shareholders and Address for Notice	Series B
Sixth Floor Investors LP 3555 Timmons Lane, Suite 800 Houston, TX 77027 Fax: 713.623.2317 Email: investments@1922investments.com	19,999,998
EGI-Fund (08-10) Investors, L.L.C. Attention: Philip G. Tinkler 2 North Riverside Plaza, Suite 600 Chicago, IL 60606 Fax: 312-454-0335 Email: ptinkler@egii.com	3,846,153
James A. Thomson 3420 Genetics-Biotechnology Center Bldg. 425 Henry Mall Madison, WI 53706 Fax: Email: thomson@primate.wisc.edu	250,000
Tactics II Ventures Limited Partnership Mr. Robert Palay 5 Revere Drive, #200 Northbrook, IL 60062 Fax: Email: bpalay@tacticsii.com tmpalay@tacticsii.com	1,000,000
Tactics II Stem Cell Ventures (QP) LP Mr. Robert Palay 5 Revere Drive, #200 Northbrook, IL 60062 Fax: Email: bpalay@tacticsii.com tmpalay@tacticsii.com	6,853,573

Tactics II Stem Cell Ventures LP Mr. Robert Palay 5 Revere Drive, #200 Northbrook, IL 60062 Fax: Email: bpalay@tacticsii.com tmpalay@tacticsii.com	2,146,426
Tactics II‑CDI Series B Investors, LLC Mr. Robert Palay 5 Revere Drive, #200 Northbrook, IL 60062 Fax: Email: bpalay@tacticsii.com tmpalay@tacticsii.com	9,461,538
Tactics II‑CDI Series B Investors II, LLC Mr. Robert Palay 5 Revere Drive, #200 Northbrook, IL 60062 Fax: Email: bpalay@tacticsii.com tmpalay@tacticsii.com	8,403,846
Linda Gorens-Levey 7750 N. Fairchild Rd. Milwaukee, WI 53217 Fax: Email: lgorens@starkinvestments.com	19,231
Michael Keough 958 E Circle Dr. Whitefish Bay, WI 53217 Fax: Email: mkeough2@me.com	192,308
Brian Davidson 10515 N. Beechwood Dr. Mequon, WI 53092 Fax: Email: bdavidson43@gmail.com	230,769

ii

Robert Barnard 4320 Lake Drive Milwaukee, WI 53211 Fax: Email: rbarnard@starkinvestments.com	384,615
Brian J. Stark 1765 W. Bradley Road Milwaukee, WI 53217 Fax: Email: bstark@starkinvestments.com	2,307,692
EGI-Fund (11-13) Investors, L.L.C. Attention: Philip G. Tinkler 2 North Riverside Plaza, Suite 600 Chicago, IL 60606 Fax: 312-454-0335 Email: ptinkler@egii.com	5,339,740
Sewanee Vero LLC c/o Buford H. Ortale 424 Sunnyside Drive Nashville TN 37205 Fax: Email: ortale@comcast.net	769,230
Tactics II‑CDI Series B Investors III, LLC Mr. Robert Palay 5 Revere Drive, #200 Northbrook, IL 60062 Fax: Email: bpalay@tacticsii.com tmpalay@tacticsii.com	8,153,846
Bernard Osher Trust uad 9/8/88 1 Ferry Building Suite 255 San Francisco, CA 94111 Fax: Email: tmoffett@osherfoundation.org	769,230

iii

WIG LP Attention: Christina Kalman 1 Ferry Building Suite 255 San Francisco, CA 94111 Fax: Email: christina@wiglp.com	192,307
Diane B. Wilsey Revocable Trust Attention: Harry Koulentis 2352 Pine Street San Francisco, CA 94115 Fax: Email: dwilseyprop@att.net	192,307
Total	70,512,809

8498450_3

iv